Exhibit 99.1

Skystar Bio-Pharmaceutical Announces Second Quarter 2009 Results

XI'AN, CHINA – August 14, 2009 – Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) ("Skystar" or the "Company"), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced its financial results for the second quarter ended June 30, 2009.

SECOND QUARTER 2009 & RECENT HIGHLIGHTS

▪	Revenues increased 39.4% year-over-year to $6.2 million
▪	Gross margin improved to 52.6% from 51.6% in the second quarter of 2008
▪	Income from operations increased by 37.6% year-over-year to $1.7 million
▪	Began trading on the NASDAQ Capital Market on June 26, 2009
▪	Completed public offering for 1.61M shares of common stock for gross proceeds of approximately $21.0M on July 8, 2009

“With our recent listing on the NASDAQ Capital Market, we are pleased to be the only China-based company in our growing industry that trades on a US exchange,” commented Mr. Weibing Lu, Chairman and Chief Executive Officer. “As the animal farming industry in China continues to grow, we are expecting to scale our business to meet this increasing demand. We are continuing to execute on our plans to expand our manufacturing capacity and increase our market penetration through an increase in our sales efforts.”

“Our revenue increase in the second quarter was largely attributable to the utilization of the veterinary medicine facility expansion completed in 2007 and increased sales efforts,” Mr. Lu continued. “We have an established and growing distribution network that services our diverse customer base of more than 1,500 throughout all of the farm producing provinces in China. With more than 350 franchise stores with nationally recognized branding and few direct competitors, we are well positioned as an industry leader.”

For the Three Months Ended June 30, 2009 and 2008

Second Quarter Revenue Summary

                    Three months ending June 30,
Product Line	2009	2008	% Change
Veterinary Medications	$3,913,444	$2,934,247	33.4%
Micro-Organism	1,735,534	1,151,600	50.7%
Feed Additives	281,461	176,627	59.4%
Vaccines	312,999	215,720	45.1%
Total	$6,243,438	$4,478,194	39.4%

Gross profit for the second quarter was $3.3 million, up 42% from the second quarter of 2008. Gross margin for the quarter was 52.6%, compared with 51.6% in the comparable 2008 period.  The margin expansion in the quarter can be attributed to the faster growth of the higher margin product lines.

Total operating expenses for the second quarter of 2009 were $1.6 million, compared with $1.1 million in the prior period. Research and development costs increased to $367,000, or 5.9% of revenues in the second quarter from 119,000, or 2.7% of revenues during the same period a year ago. The increase is primarily attributable to increased research and development activities involved in developing veterinary vaccines.  We anticipate these costs will continue to increase as we continue improving our existing products and develop new products.

Selling expenses totaled $585,000, or 9.4% of revenues, for the second quarter as compared to $302,843, or 6.8% of revenues, in the comparable period a year ago. The increase is a result of increased marketing efforts and increased sales.

General and administrative expenses declined to $625,000, or 10% of revenues, in the second quarter of 2009, compared with $649,000, or 14.5% of revenues, in the same period of 2008. While the Company’s general and administrative expenses remained relatively unchanged, we anticipate general and administrative expenses to increase in future periods due to the increased costs associated with being a US public company.

Income from operations increased to $1.7 million, or 27.3% of revenues, from $1.2 million, or 27.7% of revenues in the quarters ended June 30, 2009 and 2008 respectively.

Net loss for the period was $117,000, or $0.06 per share, compared to a net loss of $126,000, or $0.07 per share, in the second quarter of 2008.  As a result of adopting EITF 07-5 on January 1, 2009, the Company recognized a loss of $1.5 million for the change in fair value of warrant liability for the three months ended June 30, 2009.  The Company was required to record its warrants as a liability primarily because the Company’s functional currency is the Chinese Renminbi while the Company’s reporting currency is the US Dollar.

Excluding the costs of non-cash charges related to the revaluation of Skystar’s aforementioned warrants and costs associated with the completion of its secondary offering, Skystar’s net income for the second quarter of 2009 was $1.4 million, or $0.73 per share. (See “About Non-GAAP Financial Measures” toward the end of this release.)

As of June 30, 2009, Skystar had approximately $411,000 in cash and restricted cash, current assets of $17.6 million and total liabilities of $9.8 million. On July 8, 2009, the company completed an equity offering resulting in gross proceeds of approximately $21.0 million.

Business Outlook

“We are in the process of completing our vaccine manufacturing facility and expanding our existing micro-organism facilities, which are expected to be completed later this year," stated Mr. Lu. "Once completed, the vaccine facility is expected to increase our vaccine production capacity by 2,300%, from 250 million units to 6 billion units, with a will have a projected increase in revenue of $14 million and related gross margins of 60-70% in 2010. Our micro-organism facility expansion is anticipated to increase our micro-organism and feed additives production capacity by 48.7% and add $2.7 million in revenue with a gross margin of 70% in 2010.”

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company’s warrants under EITF 07-5. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Skystar.  Accordingly, management excludes the change in the fair value of the Company’s warrants under EITF 07-5 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income

		Three months ended June 30, 2009	Six months ended June 30, 2009
GAAP Net Income (Loss)		$(116,797)	$947,847
GAAP Basic Earnings (Loss) Per Share		$(0.06)	$0.51

Addition:
Change in fair value of warrants		$1,480,484	1,442,156
	$

Non GAAP Net Income		$1,363,687	2,390,003
Non GAAP Basic Earnings Per Share		$0.73	1.28

Shares used in computing net income per basic share		1,869,512	1,868,854

Conference Call

Skystar will host a conference call to discuss these results today, August 14, 2009, at 8:00 a.m. Eastern time. To participate in the conference call, please dial 877-941-2321 or 480-629-9714 from the US. Participants dialing in from China can access the call toll free by dialing 10800-152-1142. Investors may also access a live audio webcast of this conference call under “Events/Presentation” on the Investors Relations section of the Company's website at http://www.ir-site.com/skystar/events.asp.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Friday, August 28, 2009. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering passcode 4138197# from the US. For toll free access to the replay from China please dial 852-2287-4304 and enter reservation number 109110#.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Relations Contacts:

The Piacente Group, Inc. (Investor Relations Counsel)
     Brandi Floberg
     (212) 481-2050
     skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Co., Ltd.
     Scott Cramer
     Director - U.S. Representative
     (407) 645-4433
     scramer@skystarbio-pharmaceutical.com

(Tables Follow)

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

ASSETS

	June 30, 2009	December 31, 2008
	(Unaudited)
CURRENT ASSETS:
Cash	$410,554	$576,409
Restricted cash	151	80,885
Short-term investments	307,650	352,080
Accounts receivable, net of allowance for doubtful accounts of $327,410
and $327,857 as of June 30, 2009 and December 31, 2008, respectively	3,832,627	2,424,102
Inventories	8,244,383	3,086,060
Deposits and prepaid expenses	2,714,259	4,878,851
Loans receivable	1,979,435	295,087
Other receivables	127,102	85,099
Total current assets	17,616,161	11,778,573

PLANT AND EQUIPMENT, NET	7,177,736	7,413,689
CONSTRUCTION-IN-PROGRESS	9,324,597	6,516,630

OTHER ASSETS:
Long-term prepayments	1,465,000	5,207,117
Intangible assets, net	821,270	899,529
Total other assets	2,286,270	6,106,646
Total assets	$36,404,764	$31,815,538

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$349,706	$547,430
Accrued expenses	1,280,547	1,488,575
Short-term loans	952,250	748,170
Short-term loans from shareholders	109,875	308,070
Deposits from customers	258,970	424,266
Taxes payable	2,597,886	212,661
Other payables	86,525	68,398
Shares to be issued to related parties	173,228	95,204
Due to related parties	550,895	242,225
Total current liabilities	6,359,882	4,134,999

OTHER LIABILITIES:
Deferred government grant	1,098,750	1,100,250
Warrant liability	2,319,787	-
Total other liabilities	3,418,537	1,100,250
Total liabilities	9,778,419	5,235,249

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 Series "A" shares authorized and
2,000,000 shares issued and outstanding as of June 30, 2009 and December 31, 2008
48,000,000 Series "B" shares authorized, Nil Series "B" shares
issued and outstanding as of June 30, 2009 and December 31, 2008	2,000	2,000
Common stock, $0.001 par value, 20,000,000 shares authorized, 3,480,014 and 1,866,519 shares
issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	3,480	1,867
Paid-in capital	34,435,364	16,347,641
Contribution receivable	(19,167,323)	-
Statutory reserves	3,311,013	2,952,710
Retained earnings	5,238,885	4,418,464
Accumulated other comprehensive income	2,802,926	2,857,607
Total shareholders' equity	26,626,345	26,580,289
Total liabilities and shareholders' equity	$36,404,764	$31,815,538

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009 and 2008
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

REVENUE, NET	$6,243,438	$4,478,194	$10,067,004	$7,164,548

COST OF REVENUE	2,958,837	2,166,484	4,905,195	3,463,903

GROSS PROFIT	3,284,601	2,311,710	5,161,809	3,700,645

OPERATING EXPENSES:
Research and development	366,695	119,399	484,047	166,698
Selling expenses	585,207	302,843	792,602	492,687
General and administrative	625,359	648,591	940,054	902,326
Total operating expenses	1,577,261	1,070,833	2,216,703	1,561,711

INCOME FROM OPERATIONS	1,707,340	1,240,877	2,945,106	2,138,934

OTHER EXPENSE:
Other expense, net	(310)	(492,895)	(542)	(493,258)
Interest expense, net	(788)	(355,039)	(486)	(483,175)
Inducement cost for debentures converted	-	(257,775)	-	(257,775)
Change in fair value of warrants	(1,480,484)	-	(1,442,156)	-
Total other expense, net	(1,481,582)	(1,105,709)	(1,443,184)	(1,234,208)

INCOME BEFORE PROVISION FOR INCOME TAXES	225,758	135,168	1,501,922	904,726

PROVISION FOR INCOME TAXES	342,555	261,233	554,075	414,440

NET INCOME (LOSS)	(116,797)	(126,065)	947,847	490,286

OTHER COMPREHENSIVE (LOSS) INCOME:
Foreign currency translation adjustment	(16,233)	456,967	(54,681)	1,226,980

COMPREHENSIVE INCOME	$(133,030)	$330,902	$893,166	$1,717,266

EARNINGS (LOSS) PER SHARE:
Basic	$(0.06)	$(0.07)	$0.51	$0.28
Diluted	$(0.06)	$(0.07)	$0.50	$0.27

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	1,869,512	1,836,932	1,868,854	1,780,149
Diluted	1,869,512	1,836,932	1,912,216	1,787,032